EXHIBIT 15
ACCOUNTANTS’ LETTER RE: UNAUDITED FINANCIAL INFORMATION
The Board of Directors and Stockholders
Sanderson Farms, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 33-67474 and Form S-8 No. 333-92412) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Option Plan, the Registration Statement (Form S-8 No. 333-123099) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan, and the Registration Statement (Form S-3 No. 333 – 153917) of our reports dated February 26, 2009, May 27, 2009 and August 24, 2009 relating to the unaudited condensed consolidated interim financial statements of Sanderson Farms, Inc. that are included in its Forms 10-Q for the quarters ended January 31, 2009, April 30, 2009 and July 31, 2009.

/s/ Ernst and Young LLP

New Orleans, Louisiana
August 24, 2009